SCHEDULE A

THE ROCK CREEK GROUP, LP

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 1st day of April 2015, by and among Wells Fargo Funds Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, Wells Fargo Funds Management, LLC (the “Adviser”), a limited liability company organized under the laws of the State of Delaware, and The Rock Creek Group, LP (the “Sub-Adviser”), a limited partnership organized under the laws of the State of Delaware.

                WHEREAS, the parties and the Trust have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides specified investment management services with respect to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (the “Fund(s)”).

                WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid by the Adviser to the Sub-Adviser are to be as indicated on Schedule A thereto, as such Schedule may be amended or supplemented from time to time.

                NOW THEREFORE, the parties agree that the fees to be paid by the Adviser to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the annual rates indicated below to the average daily net assets of the Fund(s) throughout the month:

Fund Name	Sub-Advisory Fee
Wells Fargo Advantage Alternative Strategies Fund	First 1.5B Over 1.5B	0.60 0.55

                If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund(s).

The foregoing fee schedule is agreed to as of this 1st day of April 2015, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS TRUST

on behalf of the Fund(s)

By:     ___________________________________________

            C. David Messman

            Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:     ____________________________________________

            Paul Haast

            Senior Vice President

THE ROCK CREEK GROUP, LP

By: _____________________________________________